                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                                             ------------------
                             WASHINGTON, D.C.  20549           SEC FILE NUMBER
                                                                  00-26807
                                    (Check One):             ------------------

                                    FORM 12b-25              ------------------
                                                                CUSIP NUMBER
                           NOTIFICATION OF LATE FILING          232825-10-9
                                                             ------------------
                [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K
                        [ ] Form 10-Q    [ ] Form N-SAR


For Period Ended:      December 31, 2000
                 --------------------------------------------
[ ]   Transition Report on Form 10-K
[ ]   Transition Report on Form 20-F
[ ]   Transition Report on Form 11-K
[ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      -----------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

CytoGenix, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

9881 South Wilcrest
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Houston, Texas 77099
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25 (b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III - NARRATIVE

The registrant completed the revisions to its Form 10-SB required by the staff of the Securities & Exchange Commission on March 20, 2001. Many of those revisions impact the Form 10-KSB for the year ended December 31, 2000. Thus, the registrant has not had sufficient time to complete its Annual Report on Form 10-KSB for the year ended December 31, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

            Malcolm Skolnick              (281)              988-6118
          --------------------          ---------          ------------
                (Name)                 (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [X]  Yes    [ ]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                         [ ]  Yes    [X]   No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                CytoGenix, Inc.
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2001                    By: /s/ Malcolm Skolnick
                                           --------------------
                                           Chief Executive Officer